                    MERIDIAN DIAGNOSTICS, INC.

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   To Be Held January 25, 1996

Dear Shareholder:

     We are pleased to invite you to attend our Annual
Shareholders' Meeting at The Phoenix, 812 Race Street,
Cincinnati, Ohio on January 25, 1996 at 3:00 p.m. Eastern Time.

     The purposes of this Annual Meeting are:

     1. To establish the number of directors to be elected at five;

     2.   To elect five directors to serve for the next year;

     3. To amend the Articles of Incorporation to increase the authorized Common Shares from 25,000,000 to 50,000,000 shares;

     4.   To adopt the 1996 Stock Option Plan to provide 200,000
          Common Shares as available for grant under such plan;

     5. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for fiscal year 1996; and

     6. To transact such other business as may properly come before the meeting or any adjournment thereof.

     After the formal meeting, we will discuss the Company's operations during the last fiscal year and our plans for fiscal 1996 and answer your questions regarding the Company. Board members and executive officers will also be available to discuss the Company's operations with you.

                                        Yours truly,


                                        William J. Motto
                                        Chairman of the Board of
                                        Directors
Dated:  December 21, 1995

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, THE SUBMISSION OF A LATER PROXY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                    MERIDIAN DIAGNOSTICS, INC.
                      3471 River Hills Drive
                     Cincinnati, Ohio  45244
                     Telephone (513) 271-3700
            _________________________________________

                  P R O X Y   S T A T E M E N T

                  Annual Meeting of Shareholders
                         January 25, 1996

                           INTRODUCTION

     The Board of Directors of Meridian Diagnostics, Inc. is requesting your Proxy for use at the Annual Meeting of Shareholders on January 25, 1996, and at any adjournment thereof, pursuant to the foregoing Notice. The approximate mailing date of the Proxy Statement and the accompanying Proxy Card is December 21, 1995.

                     VOTING AT ANNUAL MEETING

General
_______

     Shareholders may vote in person or by proxy at the Meeting. Proxies given may be revoked at any time by filing with the Company either a written revocation or a duly executed Proxy Card bearing a later date, or by appearing at the meeting and voting in person. All shares will be voted as specified on each properly executed Proxy Card. If no choice is specified, the shares will be voted as recommended by the Board of Directors in favor of Items 1, 3, 4 and 5 and "FOR" the nominees for directors named herein. Except as otherwise provided herein, abstentions and shares not voted for any reason, including broker non-votes, will have no effect on the outcome of any vote taken at the meeting.

     As of December 1, 1995, the record date for determining shareholders entitled to notice of and to vote at the meeting, Meridian had 14,241,474 shares of Common Stock outstanding. Each share is entitled to one vote. Only shareholders of record at the close of business on December 1, 1995 will be entitled to vote at the meeting.

Principal Shareholders
______________________

     The following persons are the only shareholders known by the Company to own beneficially 5% or more of its outstanding Common
Stock as of December 1, 1995:

    Name of         Amount and Nature of          Percent
Beneficial Owner    Beneficial Ownership (1)      of Class
----------------    ____________________          ________

William J. Motto         4,712,416(2)               33.0%
Jerry L. Ruyan           2,613,914(3)               18.3%


     The business address of Messrs. Motto and Ruyan is 3471 River Hills Drive, Cincinnati, Ohio 45244.

     (1) Messrs. Motto and Ruyan are parties to an agreement with the Company pursuant to which they must offer their shares for sale to the Company, and if it declines to purchase, to the other individual, based on the current market price, if either of them desires to sell more than 1% of the Company's Common Stock in any three-month period.

     (2) Includes 80,226 shares owned by Mr. Motto's three children in their individual capacities and 462,873 shares owned as trustees. Mr. Motto disclaims beneficial ownership of all shares held by his children in their individual capacities. Also includes 67,146 shares of Common Stock held by the William J. Motto Charitable Remainder Unitrust. Also includes 44,838 shares subject to options exercisable within 60 days.

     (3) Includes 115,765 shares held by Mr. Ruyan as Trustee of the Ruyan Family Charitable Remainder Unitrust and 3,181 shares held as custodian for his son. Also includes 44,838 shares subject to options exercisable within 60 days.

Election of Directors
_____________________

     The Company's Code of Regulations requires that the Board of Directors consist of at least three members with the exact number to be established by shareholders. At the 1995 meeting, the number was established at five and five directors were elected. The Board is recommending that the number of directors be continued at five. The affirmative vote of a majority of shares voting at the meeting is required to adopt this proposal.

     The Board is nominating for re-election all of the current directors, namely William J. Motto, Jerry L. Ruyan, James A.
Buzard, Ph.D., Gary P. Kreider and Robert J. Ready.

     Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the Annual
Meeting will be elected to hold office until the next annual meeting.

     In voting to elect directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder sees fit. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to the President, a Vice President or the Secretary of the Company not less than 48 hours prior to the meeting. The proxies solicited include discretionary authority to cumulate votes.

     Should any of the nominees become unable to serve, proxies will be voted for any substitute nominee designated by the Board.
Nominees receiving the highest number of votes cast for the positions to be filled will be elected.


Amendment of the Articles of Incorporation
to Increase the Authorized Shares
___________________________________________

     The Articles of Incorporation authorize the issuance of
25,000,000 Common Shares.   At December 1, 1995, the Company had
14,241,474 Common Shares outstanding, with an additional 1,631,235 shares (assuming Shareholder adoption of Proposal 4 of this Proxy Statement) reserved for the Company's Stock Option Plans. Therefore, of the 25,000,000 shares authorized by the Articles of Incorporation, 9,127,291 are available for issuance for general corporate purposes.

     The Board of Directors believes that it should have at all times authorized Common Shares equal to approximately 2 1/2 times the number of shares that are outstanding or committed to issuance. This authorization would enable the Company to have additional shares authorized for issuance from time to time in sales for cash, acquisitions, option or other incentive plans, stock splits, stock dividends or similar occurrences. The issuance of additional Common Shares through stock dividends or splits will not affect the percentage ownership of shareholders. Issuance for stock options and other benefit plans, and for acquisitions would affect the percentage of stock ownership, but their effect upon earnings per share would depend upon the earnings realized from the cash received or business acquired in such stock issuances. There are no plans, understandings, or arrangements calling for issuances of Common Shares by the Company other than those discussed above.

     The Board of Directors has approved the amendment to the Articles of Incorporation to increase total authorized Common Shares to 50,000,000 and recommends a vote in favor of this proposal. The affirmative vote of the holders of two-thirds of the outstanding Common Shares is required for approval of this Amendment to the Articles of Incorporation. The failure to vote, abstentions, and broker non-votes will have the same effect as a vote against the proposal.

Adoption of the 1996 Stock Option Plan
______________________________________

     The Company has utilized a Stock Option Plan for employees since 1986. That Plan will expire by its terms in April 1996 and no more options may be granted after that date from that Plan. The Board of Directors believes that stock option grants have proven to be an important factor in enabling the Company to attract, retain and motivate its employees. Accordingly, on November 14, 1995, the Board of Directors unanimously adopted, subject to shareholder approval, a new Stock Option Plan to be designated the 1996 Stock Option Plan. The Plan provides for 200,000 Common Shares to be the subject of options which may be granted to employees. The Company presently has approximately 160 employees.

     The provisions of the 1996 Plan are essentially the same as those of the 1986 Plan. The following is a summary of the 1996
Stock Option Plan which is qualified in its entirety by the full text which is set forth in Appendix A.

     The 1996 Stock Option Plan provides that options may be granted either as incentive stock options or as nonqualified stock options. Options may be granted for varying periods of from one to ten years. Employees who own 10% or more of the Company's outstanding Common Shares may be granted incentive stock options only for terms of five years or less. Options do not become exercisable until at least one year from the date of grant. Thereafter, the right to exercise options vests at a schedule determined at the time of grant, which generally shall be at a rate of 25% per year. The right to exercise options is cumulative to the extent not utilized in prior periods. The Committee determines the exercise prices of all options that are granted. However, an incentive stock option may only be granted with an exercise price at least equal to the market value of the Common Shares on the date of grant. In addition, in the case of employees who beneficially own more than 10% of the Company's Common Shares, an incentive stock option may be granted only if the option price is at least 110% of the market value of the Common Shares on the date of grant.

     There are no federal income tax consequences to either the Company or the recipient of an option upon the grant or exercise of an incentive stock option. If a person sells or otherwise disposes of stock acquired upon the exercise of an incentive stock option within one year of the date of exercise or two years from the date of grant, the gain equal to the excess of the amount realized over the amount paid for the stock will be taxed as ordinary income. The Company will be entitled to an income tax deduction to the same extent. If the shares are held for more than one year following the date of exercise and two years from the date of grant, any gain realized thereafter will be taxed as a capital gain, in which case the Company will not be entitled to any deduction.

     With respect to non-qualified stock options, there are no federal income tax consequences upon the grant of an option. A person exercising a non-qualified stock option will recognize ordinary income to the extent of the difference between the exercise price and the fair market value of the Common Shares on the date of exercise, and the Company will be entitled to a corresponding deduction. Upon any sale of that stock, the difference between the amount realized and the fair market value on the date of the exercise will be treated as a capital gain or loss.

     In the event of any changes in the outstanding Common Stock by way of a stock dividend, split-up, recapitalization, combination or exchange, the number and class of shares of Common Stock authorized to be the subject of options under the 1996 Plan and the number and class of Common Stock and option price for each option which is outstanding shall be correspondingly adjusted by the Committee. The Committee shall also make appropriate adjustments to reflect any spin-off of assets, extraordinary dividends or other distributions to shareholders.

     In the event of the dissolution or liquidation of the Company or any merger, consolidation or combination in which the Company is not the surviving corporation or in which the outstanding common shares of the Company are converted into cash, other securities or other property, each outstanding option shall terminate as of a date fixed by the Committee provided that not less than 20 days' written notice of the date of expiration shall be given to each holder of an option. Each such holder shall have the right during such period following notice to exercise the portion of the option which is vested at the time of such notice.

     On December 1, 1995, the closing price of the Company's
Common Shares was $10.75 per share.

     The Compensation Committee of the Board of Directors, which consists of Messrs. Buzard, Kreider and Reading, shall administer the 1996 Plan. Subject to the express provisions of the Plan, the Committee shall have the authority to establish the terms and conditions of option agreements, which need not be uniform.

     The affirmative vote of the holders of a majority of shares of Common Stock voting on the matter at the meeting is required to approve the increase. Abstentions, but not broker non-votes, shall have the effect of being considered as having voted against the proposal.

Ratification of Appointment of Accountants
__________________________________________

     The Audit Committee of the Board of Directors appointed Arthur Andersen LLP as its independent public accountants for the fiscal year ending September 30, 1996. Arthur Andersen LLP has been the independent accounting firm for the company since 1986. Although not required by law, the Board is seeking shareholder ratification of this selection. The affirmative vote of a majority of shares voting at the meeting is required for ratification. If ratification is not obtained, the Board intends to continue the employment of Arthur Andersen LLP at least through fiscal 1996. Representatives of Arthur Andersen LLP are expected to be present at the Shareholders' Meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Other Matters
_____________

     Any other matters considered at the Meeting including adjournment will require the affirmative vote of a majority of shares voting.

Voting by Proxy
_______________

     All Proxy Cards properly signed will, unless a different choice is indicated, be voted "FOR" establishing the number of directors at five, "FOR" election of all nominees for Directors proposed by the Board of Directors, "FOR" amendment of the Articles of Incorporation to increase the authorized Common Shares up to 50,000,000 shares, "FOR" adoption of the 1996 Stock Option Plan, and "FOR" ratification of the selection of independent public accountants.

     If any other matters come before the Meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

Shareholder Proposals
_____________________

     Shareholders who desire to have proposals included in the Notice for the Shareholders' Meeting to be held in 1997 must submit their proposals in writing to Meridian, Attention
Secretary, at its offices on or before August 21, 1996.

                            MANAGEMENT

Directors and Executive Officers
________________________________

     The following is information concerning Meridian's directors and executive officers as of December 1, 1995:


                                             Common Stock
                                           Beneficially Owned
                                          ________________________
Name and Age            Position          Amount (1)    Percentage
___________________   _______________     __________    __________

William J. Motto(2)  Chairman of the      4,712,416      33.0%
       54            Board of
                     Directors, Chief
                     Executive
                     Officer

Jerry L. Ruyan(2)    Secretary and        2,613,914      18.3%
      49             Director

James A. Buzard,     Director                12,490        *
  Ph.D. (3)(4)
      68

Robert J. Ready      Director                13,746        *
    (3)(4)
      55

 Gary P. Kreider     Director                28,454        *
    (3)(4)
      57

John A. Kraeutler   President, Chief        57,111        *
      47            Operating Officer

Gerard Blain        Vice President,          6,907        *
      55            Chief Financial
                    Officer and Treasurer

Ching Sui Arthur    Vice President,         23,859        *
Yi, Ph.D.           Research and
      49            Development

Antonio A. Interno  Vice President         351,553       2.4%
      45

Christina A. Meda   Vice President,             38        *
      47            Marketing

 All Executive           --              7,820,488      53.3%
 Officers and
 Directors as a
 Group (10 Persons)
___________________________________

(1) Includes exercisable stock options for Mr. Motto of 44,838 shares, Mr. Ruyan of 44,838 shares, Mr. Buzard of
     11,239 shares, Mr. Ready of 13,746 shares, Mr. Kreider of 8,733 shares, Mr. Kraeutler of 53,392 shares, Mr. Blain of 5,407 shares, Dr. Yi of 18,925 shares, Mr. Interno of 229,236 shares, and Ms. Meda of 38 shares.
(2) See description of Common Stock ownership contained under "Principal Shareholders".
(3)  Audit Committee Member
(4)  Compensation Committee Member

*    Less than 1%

     William J. Motto is a founder of the Company, and has been its Chairman of the Board since March 1977 and its Chief Executive Officer since May 1995. From March 1977 until June 1986, Mr. Motto served as President. He previously served as Chief Executive Officer from June 1986 until September 1989.
Mr. Motto has been involved in the pharmaceutical and diagnostic products industries for more than 25 years. Before forming Meridian, Mr. Motto served in various capacities for Wampole Laboratories, Analytab Products, Inc., a division of American Home Products Corp., and Marion Laboratories, Inc.

     Jerry L. Ruyan, also a founder of the Company, has been a Director since March 1977 and Secretary of the Company since March 1994. He served as Chief Executive Officer from July 1992 through April 1995. Prior to serving as Chief Executive Officer, he served as President of the Company, holding the position from June 1986 to July 1992. From June 1986 through January 1992, Mr. Ruyan served as Chief Operating Officer, and from March 1977 through June 1986, Mr. Ruyan served as Vice President. Mr. Ruyan has been involved in the diagnostic product and medical industries for more than 20 years. Prior to forming Meridian, Mr. Ruyan served as a technical representative for Analytab Products, Inc., and prior to that as a Senior Microbiologist for Henry Ford Hospital, Detroit, Michigan.

     James A. Buzard, Ph.D. has been a Director of the Company since May 1990 and serves as Chairman of the Compensation Committee. From March 1981 until December 1989, he was an Executive Vice President of Merrell Dow Pharmaceutical, Inc. From December 1989 until his retirement in February 1990, he was Vice President of Marion Merrell Dow. Since retirement, he has been a business consultant.

     Robert J. Ready has been a Director of the Company since May 1986 and serves as Chairman of the Audit Committee. In 1976, Mr. Ready founded LSI Industries, Inc., Cincinnati, Ohio, which manufactures and sells outdoor lighting systems, and has served as its President and Chairman of the Board of Directors since that time.

     Gary P. Kreider has been a Director since February 1991.
For over five years Mr. Kreider has been a Senior Partner of the Cincinnati law firm of Keating, Muething & Klekamp, which is counsel to the Company.

     John A. Kraeutler joined the Company as Executive Vice President and Chief Operating Officer in January 1992. In July 1992, Mr. Kraeutler was named President of the Company.
Mr. Kraeutler has over 20 years of experience in the medical diagnostics industry, having most recently served with a division of Carter-Wallace, Inc. as Vice President, General Manager from October 1990 until joining Meridian and as Vice President of Marketing from August 1985 until October 1990. Prior to that time, he held key marketing and technical positions with Becton Dickinson & Company and Organon, Inc. Mr. Kraeutler has an undergraduate degree in biology and graduate degrees in biology and marketing.

     Gerard Blain has been Vice President, Treasurer and Chief Financial Officer of the Company since March 1994. Mr. Blain has 29 years of experience in the pharmaceutical industry. From December 1989 until joining Meridian, Mr. Blain had been Vice President and Controller of Marion Merrell Dow, Inc., Kansas City, Missouri. From March 1981 to December 1989, Mr. Blain was Controller of Merrell Dow Pharmaceuticals, Inc. He held various positions, including Controller and Director for the predecessor company, Merrell National Laboratories, during the period 1966 to 1981.

     Ching Sui Arthur Yi, Ph.D., has been with Meridian as Vice President, Research and Development since August 1989. From May 1986 until he joined the Company, he was Director of Product Development of Cambridge BioScience Corporation. He was a partner of BioClinical System Inc. from July 1983 to April 1986; Manager of Research and Development, Terumo Medical Corporation from March 1982 to June 1983; and Senior Scientist of Leeco Diagnostics from August 1979 to February 1982.

     Antonio A. Interno was appointed as a Vice President in August 1991. He has been Managing Director of the Company's European subsidiary, Meridian Diagnostics Europe, s.r.l., since February 1990. Prior to that time, he was the marketing manager for Diagnostics International Distribution SPA, a major Italian diagnostic distributor.

     Christina A. Meda joined the Company as Senior Director of Marketing in July 1994. She was appointed Vice President of Marketing in October 1995. Ms. Meda has 15 years of experience in the diagnostic industry with Diagnostic Products Corporation, Los Angeles, California, where she served as Director of Sales and Marketing from 1991 until joining Meridian. During the period 1984 to 1991, she held various other management positions in both sales and marketing at Diagnostic Products Corporation.

Board Actions and Compliance with Section 16 of the Exchange Act
________________________________________________________________

     The Board of Directors met 7 times during fiscal 1995 and took action in writing on 2 occasions.

     The Audit Committee, composed of Messrs. Ready (Chairman), Buzard and Kreider, all of whom are non-employee directors, is responsible for reviewing the Company's internal accounting operations. It also recommends the employment of independent accountants and reviews the relationships between the Company and its outside accountants. This committee met 3 times during fiscal 1995.

     The Compensation Committee is responsible for establishing compensation levels for management and for administering the Company's 1986 Stock Option Plan and 1994 Directors' Stock Option Plan. The Compensation Committee, consisting of Messrs. Buzard (Chairman), Kreider and Ready, all of whom are non-employee directors, met 4 times during fiscal 1995 and took action in writing on 7 occasions.

     The Company does not have a nominating committee or executive committee.

     Directors who are not employees of the Company receive $10,000 per year for serving as a Director and a member of committees, plus $1,000 for each director meeting attended and $300 for each director meeting held by telephone. Committee members receive $1,000 per committee meeting attended, unless the committee meeting occurs on the same day as a director meeting, in which case the committee member will receive only the director meeting fee. Under the Company's 1994 Directors' Stock Option Plan, non-employee Directors are granted non-qualified options to purchase Common Stock at the rate of 2,317 shares each at the time of annual election or re-election to the Board of Directors. Directors who are employees of the Company are not separately compensated for serving as Directors.

     The Company is not aware of any instances where any person, who during fiscal 1995 was required to file a report pursuant to
Section 16(a) of the Securities Exchange Act of 1934, failed to report any transaction on a timely basis or failed to file any required report or form, except for: (a) William J. Motto's untimely reporting of the sale of 3,000 shares of Common Stock held by him as Trustee for the William J. Motto Family Charitable Remainder Unitrust; (b) Jerry L. Ruyan's untimely reporting of his sale of 14,000 shares of Common Stock; (c) John A. Kraeutler's untimely reporting of his daughter's sale of $8,000 principal amount of the Company's 7 1/4% Convertible Subordinated Debentures due 2001; and (d) Dr. Ching Sui Arthur Yi's untimely reporting of his exercise of an option for 4,056 shares of Common Stock. Upon learning of their failure to report their transactions on a timely basis, Messrs. Motto, Ruyan, and Kraeutler and Dr. Yi reported the above transactions.

Executive Compensation
______________________

     Compensation paid by Meridian for the last three fiscal years to its Chief Executive Officer and four most highly compensated executive officers other than the Chief Executive
Officer is as follows:


                                                        Long
                                                        Term
                                                       Compen-
                                                       sation
                                                       _______
                             Annual Compensation        Awards
                  ------------------------------------ --------
                                             Other                All
  Name and                                   Annual   Number     Other
  Principal                                  Compen-   of       Compen-
  Position         Year   Salary    Bonus     sation   Options   sation(2)
________________   ____  ________  _______ ___________ ________  ________

William J. Motto   1995  $275,000  $68,750     (1)      38,625   $ 8,744
Chairman of the    1994   240,000   30,000     (1)      31,827    15,242
Board of           1993   200,000   30,000     (1)      33,418    13,400
Directors, Chief
Executive Officer

John A. Kraeutler  1995   $195,000  $48,750  $25,666(3) 54,075   $ 6,216
President, Chief   1994    170,000   21,250      (1)    23,870    11,265
Operating Officer  1993    140,000   13,000      (1)    25,064     1,809

Gerard Blain (4)   1995   $120,000  $27,000      (1)     3,090   $ 3,550
Vice President,    1994     63,692    7,000      (1)    18,540     3,637
Chief Financial
Officer and
Treasurer

Jerry L. Ruyan     1995   $149,479  $37,370      (1)    15,450   $ 4,939
Secretary          1994    180,000   22,500      (1)    31,827    11,758
                   1993    150,000        0  $15,163(5) 33,418     8,601

Antonio A. Interno 1995   $165,000  $35,000      (1)    15,450   $     0
Vice President     1994    150,000   10,000      (1)     7,957         0
                   1993    144,000    4,000      (1)    16,709         0

(1) Less than 10% of the aggregate of the individual's salary and bonus for the given year.

(2) All reported amounts indicate vested amounts accrued under the Company's Savings and Investment Plan. All United States employees of the Company with one year of service are entitled to participate in the Plan. Contributions to the Plan are at the discretion of the Company and vest proportionately over six years. The Plan permits participants to contribute to the Plan through salary deduction. The Company matches on a dollar-for-dollar basis the first 3% of an employee's salary which is contributed to the Plan by an employee.

(3) Includes $10,200 accrued pursuant to a deferred compensation plan, $6,216 from Company matching under its 401(k) plan, and $9,250 in automobile and professional fee allowances.

(4) Joined the Company in March 1994 at an annual salary of $115,000.

(5) Includes an automobile allowance, automobile insurance and a legal and accounting fee allowance.

Option grants for fiscal 1995 for the Executive Officers named in the Compensation Table are as follows:

                 OPTION GRANTS DURING FISCAL 1995
                 ________________________________


                              Individual Grants          Potential
                   ___________________________________   Realizable
                              % of                         Value
                              Total                      at Assumed
                             Options                      Rates of
                             Granted    Exer-            Stock Price
                    Number      to      cise             Appreciation
                      of     Employees  Price   Expir-  for Option Term
                    Options  in Fiscal  (per    ation   _________________
Name                Granted   Year      share)   Date     5%         10%
__________________  _______  ________  ______  ______   ______    ________

William J. Motto     38,625    20.4     5.70     (1)    $ 60,641  $134,415
John A. Kraeutler    54,075    28.6     5.18     (2)     176,284   446,660
Gerard Blain          3,090     1.6     5.18  9/30/2004   10,073    25,523
Jerry L. Ruyan       15,450     8.2     5.70  9/30/1999   24,256    53,766
Antonio A. Interno   15,450     8.2     5.18  9/30/2004   50,367   127,617

(1)  15,450 expire 9/30/1999; 23,175 expire on 10/1/1997 or
     9/30/1999.  See page 13.
(2)  15,450 expire 9/30/2004; 38,625 expire on 10/1/1997 or
     9/30/2004.  See page 13.

     Options exercised in fiscal 1995 for the Executive Officers named in the Compensation Table are as follows:


               AGGREGATED OPTION EXERCISES IN LAST FISCAL
                  YEAR ("FY") AND FY-END OPTION VALUES



                                            Number of         Value of
                                           Unexercised      In-the-Money
                      Shares                 Options          Options
                     Acquired               at FY-end        at FY-end
                       on       Value      Exercisable/     Exercisable/
Name                 Exercise  Realized    Unexercisable    Unexercisable
__________________   ________  ________   _______________  _______________

William J. Motto        --       --        44,838/59,032  $  51,700/116,914
John A. Kraeutler       --       --        53,392/74,681    126,591/203,662
Gerard Blain            --       --         5,407/16,223      9,709/29,132
Jerry L. Ruyan          --       --        44,838/35,857     51,700/61,584
Antonio A. Interno      --       --       229,236/19,745  1,505,499/48,344

Report of the Compensation Committee

     The Compensation Committee establishes compensation for executive officers by setting salaries, establishing bonus plans, making bonus awards and awarding stock options.

     At a meeting held September 15, 1994 the Committee established salaries for its executives for 1995 as reflected in the Compensation Table. In making its determination, the Committee reviewed recommendations of management and took into account salary levels at comparable companies as well as the progress made by the Company in the prior fiscal year and the contribution of its officers to that progress.

     At the September 15, 1994 meeting the Company also adopted an officer compensation performance plan for fiscal 1995 under which awards are to be based on two factors. The first factor is based on the Company achieving earnings of from 5% to 30% in excess of targeted earnings levels. The second factor is a multiple based on a personal achievement rating whereby management judges the extent to which individual executive officers meet individual goals established for them. These measurements exclude the effects, whether positive or negative, of acquisitions and extraordinary developments. The Plan requires that senior management make recommendations to the Committee regarding the attainment of personal objectives by executive officers. At the Committee's suggestion, the Plan was modified so as to allow the Compensation Committee to adjust the personal achievement multiplier above the range indicated to account for extraordinary developments.

     At the meeting, the Committee determined to grant incentive stock options on October 1, 1994 at the last sale price reported on September 30, 1994 to certain of its executive officers as follows: Messrs. Motto, Ruyan and Kraeutler - 15,450, Mr. Blain
- 3,090, Dr. Yi - 6,180 and Mr. Interno - 15,450. Messrs. Motto and Kraeutler received option grants for an additional 23,175 shares and 38,625 shares, respectively. These additional options may not be exercised prior to October 1, 1997 and will terminate on such date unless prior thereto, the market price for the Company's Common Stock exceeds $9.71 per share, subject to any further antidilution adjustments, for a period of at least 90 consecutive trading days. The option grant amounts and exercise price appearing immediately above reflect both the 3% stock dividend paid December 28, 1994 and the three-for-two stock split effective October 2, 1995.

     The Committee met on November 14, 1995 to consider awards under the Plan based on fiscal 1995 results. The Committee noted that the Company had reached the third level of targeted earnings levels under the Plan and awarded the bonuses called for by the Plan at that level based on the attainment of the personal objectives as determined by senior management. These bonuses appear under "Executive Compensation."

                                   Compensation Committee of
                                   the Board of Directors



                                   James A. Buzard, Chairman
                                   Gary P. Kreider
                                   Robert J. Ready

     The following graph portrays a comparison of the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock (as measured by dividing (i) the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the periods presented and (B) the difference between the Company's share price at the end and the beginning of the periods presented; by (ii) the share price at the beginning of the periods presented) with the Wilshire 5000 Equity Index and a Peer Group Index. The Peer Group consists of Diagnostics Products Corp., Gamma Biologicals, Inc., Hycor Biomedical, Inc., INCSTAR Corp. and Immucor, Inc.

         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
 AMONG MERIDIAN DIAGNOSTICS, INC., THE WILSHIRE 5000 EQUITY INDEX
                         AND A PEER GROUP


 Measurement
 Period
 (Fiscal Year       Meridian          Wilshire     Peer
 Covered)       Diagnostics, Inc.     500 Index    Group
_____________   _________________     _________    _____

 Measurement
 Pt. - 9/30/90        $100               $100       $100
 9/30/91               264                134        150
 9/30/92               656                148         81
 9/30/93               593                174         65
 9/30/94               566                179         77
 9/30/95               898                230        125


Compensation Committee Interlocks and Insider Participation
___________________________________________________________

     Gary P. Kreider, who is a member of the Compensation
Committee, is a senior partner of Keating, Muething & Klekamp, Cincinnati, Ohio, a law firm which provided legal services for the Company in fiscal 1995.


                          OTHER MATTERS

     Meridian is not aware of any other matters to be presented at the meeting other than those specified in the notice.

     By order of the Board of Directors







December 21, 1995                  Jerry L. Ruyan
                                   Secretary

                    MERIDIAN DIAGNOSTICS, INC.

  PROXY    The   undersigned  hereby  appoints  WILLIAM J.  MOTTO  and
   FOR JERRY L. RUYAN, or either one of them, proxies of the ANNUAL undersigned, each with the power of substitution, to vote
 MEETING cumulatively or otherwise all shares of Common Stock which the undersigned would be entitled to vote on the matters specified below and in their discretion with respect to such other business as may properly come before the Annual Meeting of Shareholders of Meridian Diagnostics, Inc. to be held on January 25, 1996 at 3:00 P.M. Eastern Time at The Phoenix, 812 Race Street, Cincinnati, Ohio or any adjournment of such meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

     1. Authority to establish the number of directors to be elected at the meeting at five (5).

FOR _______        AGAINST _______        ABSTAIN _______

     2. Authority to elect as directors the five (5) nominees listed below.

FOR _______                     WITHHOLD AUTHORITY _______

WILLIAM J. MOTTO, JERRY L. RUYAN, JAMES A. BUZARD, ROBERT J. READY AND GARY P. KREIDER

WRITE NAME OF ANY NOMINEE(S) FOR WHOM AUTHORITY TO VOTE IS
WITHHELD __________________________________________________

     3. Amendment of the Articles of Incorporation to increase the maximum number of Common Shares which the Corporation is authorized to have outstanding up to 50,000,000 shares.

FOR ______         AGAINST ______        ABSTAIN ______

     4.   Adoption of the 1996 Stock Option Plan to provide
200,000 Common Shares as available for grant under such plan.

FOR _______        AGAINST _______       ABSTAIN _______

     5. Ratification of the appointment of Arthur Andersen LLP as independent public accountants for fiscal 1996.

FOR _______        AGAINST _______       ABSTAIN _______

     THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF
     DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.


(THIS PROXY IS CONTINUED AND IS TO BE SIGNED ON THE REVERSE SIDE)

    PROXY
     FOR
    ANNUAL
   MEETING
 (CONTINUED)











                     Date _________________________________, 19__

                    _____________________________________________

                    _____________________________________________

                     (Important: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.)















THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                                       Appendix A

                    MERIDIAN DIAGNOSTICS, INC.

                               1996

                        Stock Option Plan


                            ARTICLE 1

                            OBJECTIVES

     Meridian Diagnostics, Inc. ("Meridian") has established this Stock Option Plan effective November 14, 1995 as an incentive to the attraction and retention of dedicated and loyal employees of outstanding ability, to stimulate the efforts of such persons in meeting the Company's objectives and to encourage ownership of the Company's Common Stock by employees.

                            ARTICLE 2

                           DEFINITIONS

     2.1 For purposes of the Plan the following terms shall have the definition which is attributed to them, unless another definition is clearly indicated by a particular usage and con-text.

          A.    "Code" means the Internal Revenue Code of 1986.

          B. The "Company" means Meridian and any subsidiary of Meridian, as the term "subsidiary" is defined in Section
     424(f) of the Code.

          C. "Date of Exercise" means the date on which the Company has received a written notice of exercise of an Option, in such form as is acceptable to the Committee, and full payment of the purchase price.

          D. "Date of Grant" means the date on which the Committee makes an award of an Option.

          E. "Eligible Employee" means any individual who performs services for the Company and is treated as an employee for federal income tax purposes.

          F. "Fair Market Value" means the last sale price reported on any stock exchange or over-the-counter trading system on which Shares are trading on the last trading day prior to a specified date or, if no last sales price is reported, the average of the closing bid and asked prices for a Share on a specified date. If no sale has been made on the specified date, then prices on the last preceding day on which any such sale shall have been made shall be used in determining Fair Market Value under either method prescribed in the previous sentence.

          G. "Incentive Stock Option" shall have the same meaning as given to that term by Section 422 of the Code.

          H. "Nonqualified Stock Option" means any Option granted under the Plan which is not considered an Incentive
     Stock Option.

          I. "Option" means the right to purchase a stated number of Shares at a specified price. The option may be granted to an Eligible Employee subject to the terms of this Plan, and such other conditions and restrictions as the Committee deems appropriate. Each Option shall be designated by the Committee to be either an Incentive Stock Option or a Nonqualified Stock Option.

          J. "Option Price" means the purchase price per Share subject to an Option and shall be fixed by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant in the case of an Incentive Stock Option.

          K. "Permanent and Total Disability" shall mean any medically determinable physical or mental impairment render-ing an individual unable to engage in any substantial gain-ful activity, which disability can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

          L. "Plan" means this 1996 Stock Option Plan as it may be amended from time to time.

          M. "Share" means one share of the Common Stock, no par value, of the Company.

                            ARTICLE 3

                          ADMINISTRATION

     3.1 The Plan shall be administered by a committee (the "Committee") designated by the Board of Directors of the Company. The Committee shall be comprised solely of three or more directors each of whom shall be (i) a "disinterested person" as defined under Rule 16b-3 of the Securities and Exchange Act of 1934 (the "Act") and (ii) an "outside director" to the extent required by Section 162(m) of the Internal Revenue Code ("Section 162(m)"). Notwithstanding the foregoing, to the extent relevant state law now or hereafter permits, the Committee may be comprised solely of two or more such directors.

     Actions shall be taken by a majority of the Committee.

     3.2 Except as specifically limited by the provisions of the Plan, the Committee in its discretion shall have the authority to:

          A. Determine which Eligible Employees shall be granted Options;

          B. Determine the number of Shares which may be subject to each Option;

          C.   Determine the Option Price;

          D.   Determine the term of each Option;

          E.   Determine whether each Option is an Incentive
     Stock Option or Nonqualified Stock Option;

          F. Interpret the provisions of the Plan and decide all questions of fact arising in its application; and

          G. Prescribe such rules and procedures for Plan administration as from time to time it may deem advisable.

     3.3 Any action, decision, interpretation or determination by the Committee with respect to the application or administra-tion of this Plan shall be final and binding upon all persons, and need not be uniform with respect to its determination of recipients, amount, timing, form, terms or provisions of Options.

     3.4 No member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Option granted hereunder, and to the extent permitted by law, all members shall be indemnified by the Company for any liability and expenses which may occur through any claim or cause of action.

                            ARTICLE 4

                      SHARES SUBJECT TO PLAN

     4.1 The Shares that may be made subject to Options granted under the Plan shall not exceed 200,000 Shares in the aggregate. Except as provided in Section 4.2, upon lapse or termination of any Option for any reason without being completely exercised, the Shares which were subject to such Option may again be subject to other Options.

     4.2 The maximum number of Shares with respect to which options may be granted to any employee during each fiscal year of the Company is 50,000 Shares. If an Option is cancelled, it continues to be counted against the maximum number of Shares for which Options may be granted to an employee. If an Option is repriced, the transaction is treated as a cancellation of the Option and a grant of a new Option.


                            ARTICLE 5

                       GRANTING OF OPTIONS

     Subject to the terms and conditions of the Plan, the Committee may, from time to time prior to November 14, 2005, grant Options to Eligible Employees on such terms and conditions as the Committee may determine. More than one Option may be granted to the same Eligible Employee.

                            ARTICLE 6

                         TERMS OF OPTIONS

     6.1 Subject to specific provisions relating to Incentive Stock Options set forth in Article 9, each Option shall be for a term of from one to ten years from the Date of Grant and may not be exercised during the first twelve months of the term of said Option. Commencing on the first anniversary of the Date of Grant of an Option, the Option may be exercised for 25% of the total Shares covered by the Option with an additional 25% of the total Shares covered by the Option becoming exercisable on each succeeding anniversary until the Option is exercisable to its full extent. This right of exercise shall be cumulative and shall be exercisable in whole or in part. The Committee in its sole discretion may permit particular holders of Options to exercise an Option to a greater extent than provided herein. The Committee may establish a different exercise schedule and impose other conditions upon exercise for any particular Option or groups of Options.

     6.2 The holder of an Option must remain continuously in the service of the Company as an employee for a period of at least twelve months. Nothing contained in this Plan or in any Option granted pursuant to it shall confer upon any employee any right to continue in the employ of the Company or to interfere in any way with the right of the Company to terminate employment at any time. So long as a holder of an Option shall continue to be an employee of the Company, the Option shall not be affected by any change of the employee's duties or position.

                            ARTICLE 7

                       EXERCISE OF OPTIONS

     Any person entitled to exercise an Option in whole or in part, may do so by delivering a written notice of exercise to the Company, attention Corporate Secretary, at its principal office. The written notice shall specify the number of Shares for which an Option is being exercised and the grant date of the option being exercised and shall be accompanied by full payment of the Option Price for the Shares being purchased.

                            ARTICLE 8

                     PAYMENT OF OPTION PRICE

     8.1 Payment of the Option Price may be made in cash, by the tender of Shares, or both. Shares tendered shall be valued at their Fair Market Value on the date of tender.

     8.2 Payment through tender of Shares may be made by instruction from the Optionee to the Company to withhold from the Shares issuable upon exercise that number which have a Fair
Market Value on the date of tender equal to the exercise price for the Option or portion thereof being exercised.

                            ARTICLE 9

      INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS

     9.1 The Committee in its discretion may designate whether an Option is to be considered an Incentive Stock Option or a Nonqualified Stock Option. The Committee may grant both an Incentive Stock Option and a Nonqualified Stock Option to the same individual. However, where both an Incentive Stock Option and a Nonqualified Stock Option are awarded at one time, such Options shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event will the exercise of one such Option affect the right to exercise the other such Option.

     9.2 Any option designated by the Committee as an Incentive Stock Option will be subject to the general provisions applicable to all Options granted under the Plan. In addition, the Incen-tive Stock Option shall be subject to the following specific provisions:

          A. At the time the Incentive Stock Option is granted, if the Eligible Employee owns, directly or indirectly, stock representing more than 10% of (i) the total combined voting power of all classes of stock of the Company, or (ii) a corporation that owns 50% or more of the total combined voting power of all classes of stock of the Company, then:

                (i) The Option Price must equal at least 110% of the Fair Market Value on the Date of Grant; and

               (ii) The term of the Option shall not be greater than five years from the Date of Grant.

          B. The aggregate Fair Market Value of Shares (deter-mined at the Date of Grant) with respect to which Incentive Stock Options are exercisable by an Eligible Employee for the first time during any calendar year under this Plan or any other plan maintained by the Company shall not exceed $100,000.

     9.3 If any Option is not granted, exercised, or held pur-suant to the provisions noted immediately above, it will be con-sidered to be a Nonqualified Stock Option to the extent that the grant is in conflict with these restrictions.

                            ARTICLE 10

                    TRANSFERABILITY OF OPTION

     During the lifetime of an Eligible Employee to whom an Option has been granted, such Option is not transferable voluntarily or by operation of law and may be exercised only by such individual. Upon the death of an Eligible Employee to whom an Option has been granted, the Option may be transferred to the beneficiaries or heirs of the holder of the Option by will or by the laws of descent and distribution.

                            ARTICLE 11

                      TERMINATION OF OPTIONS

     11.1 An Option will terminate as follows:

          A.   Upon exercise or expiration by its terms.

          B. Except as provided in Subsection 11.1.C, upon termination of employment for reasons other than cause, the then-exercisable portion of any Option will terminate on the 60th day after the date of termination. The portion not then exercisable will terminate on the date of termination of employment. For purposes of the Plan, a leave of absence approved by the Company shall not be deemed to be termination of employment.

          C. If an Eligible Employee holding an Option dies or becomes subject to a Permanent and Total Disability while employed by the Company, or within 60 days after termination of employment, for reasons other than cause, such Option may be exercised, to the extent exercisable on the date of death, Permanent and Total Disability or termination of employment, at any time within one year after the date the employment of such Eligible Employee terminated, by the estate or guardian of such person or by those persons to whom the Option may have been transferred by will or by the laws of descent and distribution.

          D. Options shall terminate immediately if employment is terminated for cause. Cause is defined as including, but not limited to, theft of or intentional damage to Company property, intentional harm to the Company's reputation, material breach of the optionee's duty of fidelity to the Company, the use of illegal drugs, the commission of a criminal act, willful violation of Company policy, or trading in securities of the Company for personal gain based on knowledge of the Company's activities or results when such information is not available to the general public.

          E. If an Eligible Employee holding an Option violates any terms of any written employment or noncompetition agreement between the Company and the Eligible Employee, all existing options held by such Employee will terminate. In addition, if at the time of such violation the Employee has exercised Options but has not received certificates for the shares to be issued, the Company may void the Option and its exercise. Any such actions by the Company shall be in addition to any other rights or remedies available to the Company in such circumstances.

     11.2 Except as provided in Article 12 hereof, in no event will the continuation of the term of an Option beyond the date of termination of employment allow the Eligible Employee, or his beneficiaries or heirs, to accrue additional rights under the Plan, or to purchase more Shares through the exercise of an Option than could have been purchased on the day that employment was terminated. In addition, notwithstanding anything contained herein, no option may be exercised in any event after the expiration of ten years from the date of grant of such option.

                            ARTICLE 12

              ADJUSTMENTS TO SHARES AND OPTION PRICE

     12.1 In the event of changes in the outstanding Common Stock of the Company as a result of stock dividends, splitups, recapitalizations, combinations of Shares or exchanges of Shares, the number and class of Shares for all purposes covered by the Plan and number and class of Shares and price per Share for each Option and each outstanding Option covered by the Plan shall be correspondingly adjusted by the Committee.

     12.2 The Committee shall make appropriate adjustments in the Option Price to reflect any spin-off of assets, extraordinary dividends or other distributions to shareholders.

     12.3 In the event of the dissolution or liquidation of the Company or any merger, consolidation, exchange or other transaction in which the Company is not the surviving corporation or in which the outstanding Shares of the Company are converted into cash, other securities or other property, each outstanding Option shall terminate as of a date fixed by the Committee pro-vided that not less than 20 days' written notice of the date of expiration shall be given to each holder of an Option and each such holder shall have the right during such period following notice to exercise the Option as to all or any part of the Shares for which it is exercisable at the time of such notice. The Committee, in its sole discretion, may provide that Options in such circumstances may be exercised to an extent greater than the number of shares for which they were exercisable at the time of such a notice.

     12.4 All outstanding Options shall become immediately exercisable in full if a change in control of the Company occurs. For purposes of this Agreement, a "change in control of the Company" shall be deemed to have occurred if (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Act, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company becomes the "beneficial owner," as defined in Rule 13d-3 under the Act, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or (b) during any period of one year (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors and any new director whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

                            ARTICLE 13

                        OPTION AGREEMENTS

     13.1 All Options granted under the Plan shall be evidenced by a written agreement in such form or forms as the Committee in its sole discretion may determine.

     13.2 Each optionee, by acceptance of an Option under this Plan, shall be deemed to have consented to be bound, on the optionee's own behalf and on behalf of the optionee's heirs, assigns and legal representatives, by all terms and conditions of this Plan.

                            ARTICLE 14

               AMENDMENT OR DISCONTINUANCE OF PLAN

     14.1 The Board of Directors of the Company may at any time amend, suspend, or discontinue the Plan; provided, however, that no amendments by the Board of Directors of the Company shall, without further approval of the shareholders of the Company:

          A.   Change the definition of Eligible Employees;

          B. Except as provided in Articles 4 and 12 hereof, increase the number of Shares which may be subject to Options granted under the Plan.

          C. Cause the Plan or any Option granted under the Plan to fail to (i) be excluded from the $1 million deduction limitation imposed by Section 162(m) of the Code, or (ii) qualify as an "Incentive Stock Option" as defined by
     Section 422 of the Code.

     14.2 No amendment or discontinuance of the Plan shall alter or impair any Option granted under the Plan without the consent of the holder thereof.

                            ARTICLE 15

                          EFFECTIVE DATE

     This Plan shall become effective as of November 14, 1995, having been adopted by the Board of Directors of the Company on such date subject to approval by the affirmative vote of the holders of a majority of the shares of Capital Stock of the Company voting on the issue, and all Options granted prior to such approval are expressly conditioned upon such approval being received. If shareholder approval is not received, within 12 months of the effective date, Options granted pursuant to this Plan shall be null and void.

                            ARTICLE 16

                          MISCELLANEOUS

     16.1 Nothing contained in this Plan or in any action taken by the Board of Directors or shareholders of the Company shall constitute the granting of an Option. An Option shall be granted only at such time as a written Option shall have been executed and delivered to the respective employee and the employee shall have executed an agreement respecting the Option in conformance with the provisions of the Plan.

     16.2 Certificates for Shares purchased through exercise of Options will be issued in regular course after exercise of the Option and payment therefor as called for by the terms of the Option but in no event shall the Company be obligated to issue certificates more often than once each quarter of each fiscal year. No persons holding an Option or entitled to exercise an Option granted under this Plan shall have any rights or privileges of a shareholder of the Company with respect to any Shares issuable upon exercise of such Option until certificates representing such Shares shall have been issued and delivered. No Shares shall be issued and delivered upon exercise of an Option unless and until the Company, in the opinion of its counsel, has complied with all applicable registration requirements of the Securities Act of 1933 and any applicable state securities laws and with any applicable listing requirements of any national securities exchange on which the Company securities may then be listed as well as any other requirements of law.

     16.3 This Plan shall continue in effect until the expiration of all Options granted under the Plan unless terminated earlier in accordance with Article 14; provided, however, that it shall otherwise terminate ten years after the Effective Date.